Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated September 6, 2006 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Lannett Company, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2006. We hereby consent to the inclusion of said reports in the Registration Statement of Lannett Company, Inc. and Subsidiaries on Form S-3 (File No. 333-115746, effective May 21, 2004) and on Form S-8 (File No. 33-79258, effective May 23, 1994, File No. 001-31298, effective April 9, 2002, File No. 33-103235, effective February 14, 2003, and File No. 33-103236, effective February 14, 2003).
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
September 6, 2006

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